                                                             OMB APPROVAL
                                                          OMB No. 3235-0145
                                                      Expires September 30, 1998


                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                  Schedule 13G

            INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2

                   Under the Securities Exchange Act of 1934


                       GEORGIA-CAROLINA BANCSHARES, INC.
                       ---------------------------------
                                (Name of Issuer)

                          $.001 PAR VALUE COMMON STOCK
                          ----------------------------
                         (Title of Class of Securities)

                                  373145-10-1
                                  -----------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).



                       (Continued on the following pages)



                              Page 1 of  15 Pages

CUSIP No.373145-10-1             13G                    Page 2 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              Raymond D. Brown

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



--------------------------------------------------------------------------
              5        SOLE VOTING POWER
  NUMBER OF

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        10,212
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER

 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        10,212
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              10,212


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 40,846 shares owned by other members of the reporting group.
              [  x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              1.6%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 2 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 3 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              Arthur J. Gay, Jr.

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



--------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             0

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        0
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 51,058 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0.0%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 3 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 4 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              JAMES RANDAL HALL

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



--------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             0

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        0
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 51,058 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0.0%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 4 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 5 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              HUGH L. HAMILTON, JR.

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



--------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             0

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        0
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 51,058 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0.0%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 5 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 6 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              WILLIAM G. HATCHER

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



---------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             0

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        0
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              0


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 51,058 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              0.0%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 6 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 7 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              GEORGIA H. INMAN

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



---------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             10,212

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        10,212
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              10,212


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 40,846 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              1.6%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 7 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 8 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              JOHN W. LEE

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



---------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             10,211

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        10,211
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              10,211


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 40,847 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              1.6%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 8 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 9 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              A. MONTAGUE MILLER

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



---------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             10,212

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        10,212
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              10,212


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 40,846 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              1.6%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 9 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 10 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              JULIAN W. OSBON

              S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              ###-##-####
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              USA



---------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             10,211

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        10,211
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              10,211


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 40,847 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              1.6%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              IN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 10 of 15 Pages

CUSIP No.373145-10-1             13G                    Page 11 of 15 Pages

---------------------------------------------------------------------------
     1        NAME OF REPORTING PERSON
              RDB FAMILY LIMITED PARTNERSHIP

              I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
              58-2281323
---------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*    (a)[ x ]
                                                                   (b)[   ]


---------------------------------------------------------------------------
     3        SEC USE ONLY



---------------------------------------------------------------------------

     4        CITIZENSHIP OR PLACE OF ORGANIZATION
              State of South Carolina



---------------------------------------------------------------------------
              5         SOLE VOTING POWER
  NUMBER OF             10,212

   SHARES
              ------------------------------------------------------------
BENEFICIALLY  6         SHARED VOTING POWER
                        0
  OWNED BY
              ------------------------------------------------------------
    EACH      7         SOLE DISPOSITIVE POWER
                        10,212
 REPORTING
              ------------------------------------------------------------
   PERSON     8         SHARED DISPOSITIVE POWER
                        0
    WITH

---------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              10,212


---------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW 9 EXCLUDES CERTAIN
              SHARES*

              Excludes 40,846 shares owned by other members of the reporting group.
              [ x ]

---------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              1.6%
---------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*
              PN
---------------------------------------------------------------------------
                     *SEE INSTRUCTIONS BEFORE FILLING OUT!
                               Page 11 of 15 Pages

Item 1(a).  Name of Issuer.
----------  ---------------

     Georgia-Carolina Bancshares, Inc.

Item 1(b).  Address of Issuer's Principal Executive Offices.
----------  ------------------------------------------------

     110 East Hill Street, Thomson, Georgia  30824

Item 2(a).  Name of Persons Filing.
----------  -----------------------

     Raymond D. Brown
     Arthur J. Gay, Jr.
     James Randal Hall
     Hugh L. Hamilton, Jr.
     William G. Hatcher
     George H. Inman
     John W. Lee
     A. Montague Miller
     Julian W. Osbon
     RDB Family Limited Partnership

Item 2(b).  Address of Principal Business Office or, if none, Residence.
----------  ------------------------------------------------------------

     Raymond D. Brown:  P.O. Box 6535, North Augusta, SC 29841
     Arthur J. Gay, Jr.:  3643 Pebble Beach Drive, Augusta, GA 30907
     James Randal Hall:  519 Winchester Drive, Augusta, GA 30909
     Hugh L. Hamilton, Jr.:  3 Eagleton Court, Augusta, GA 30909
     William G. Hatcher:  3111 Vasser Drive, Augusta, GA 30909
     George H. Inman:  3041 Bransford Road, Augusta, GA 30909
     John W. Lee:  807 Carriage Court, Augusta, GA 30909
     A. Montague Miller:  4384 Deer Run, Evans, GA 30809
     Julian W. Osbon:  618 Brae Burn Drive, Augusta, GA 30907
     RDB Family Limited Partnership: P.O. Box 6535, North Augusta, SC 29841

Item 2(c).  Citizenship.
----------  ------------

     RDB Family Limited Partnership is organized under South Carolina law. All individual members of the reporting group are citizens of the United States of America.

Item 2(d).  Title of Class of Securities.
----------  ----------------------------

     Common stock, $.001 par value per share.


                              Page 12 of 15 Pages

Item 2(e).  CUSIP Number.
----------  -------------

     373145-10-1


Item 3.    If this statement is filed pursuant to Rules 13d-(b), or 13d-2(b),
-------    ------------------------------------------------------------------
           check whether the person filing is a:
           ------------------------------------

     Not Applicable.

Item 4(a). Amount Beneficially Owned as of December 31, 1997.
---------- --------------------------------------------------

     Members of the reporting group own an aggregate of 51,058 shares.

Item 4(b). Percent of Class.
---------- -----------------
     9.0 %

Item 4(c).  Number of Shares as to which such person has:
----------  ---------------------------------------------

    (i)  sole power to vote or to direct the vote:           Inman-    10,212
                                                             Lee-      10,211
                                                             Miller-   10,212
                                                             Osbon-    10,211
                                                             RDB L.P.- 10,212

    (ii)  shared power to vote or to direct the vote         Brown-    10,212


    (iii) sole power to dispose or to direct the
          disposition of:                                    Inman-    10,212
                                                             Lee-      10,211
                                                             Miller-   10,212
                                                             Osbon-    10,211
                                                             RDB L.P.- 10,212

    (iv)  shared power to dispose or to direct the
          disposition of:                                    Brown-    10,212

Item 5.    Ownership of Five Percent or Less of a Class.
-------    ---------------------------------------------

     Not Applicable.

Item 6.    Ownership of More Than Five Percent on Behalf of Another Person.
-------    ---------------------------------------------------------------

     Not Applicable.


                               Page 13 of 15 Pages

Item 7.    Identification and Classification of the Subsidiary Which Acquired
-------    ------------------------------------------------------------------
           the Security Being Reported on by the Parent Holding Company.
           ------------------------------------------------------------

     Not Applicable.

Item 8.    Identification and Classification of Members of the Group.
-------    ----------------------------------------------------------

         Name                     Classification
         ----                     --------------

     Raymond D. Brown                    IN
     Arthur J. Gay, Jr.                  IN
     James Randal Hall                   IN
     Hugh L. Hamilton, Jr.               IN
     William G. Hatcher                  IN
     George H. Inman                     IN
     John W. Lee                         IN
     A. Montague Miller                  IN
     Julian W. Osbon                     IN
     RDB Family Limited Partnership      PN

Item 9.    Notice of Dissolution of Group.
-------    -------------------------------

     Not Applicable.

Item 10.  Certification.
--------  --------------

     Not Applicable.



                              Page 14 of 15 Pages

Signature.
----------

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


February 11, 1998          /s/ Raymond D. Brown        .
-----------------          -----------------------------
Date                       Raymond D. Brown


February 11, 1998          /s/ Arthur J. Gay, Jr.       .
-----------------          ------------------------------
Date                       Arthur J. Gay, Jr.


February 11, 1998          /s/ James Randal Hall        .
-----------------          ------------------------------
Date                       James Randal Hall


February 11, 1998          /s/ Hugh L. Hamilton, Jr.    .
-----------------          ------------------------------
Date                       Hugh L. Hamilton, Jr.


February 11, 1998          /s/ William G. Hatcher       .
-----------------          ------------------------------
Date                       William G. Hatcher


February 11, 1998          /s/ George H. Inman          .
-----------------          ------------------------------
Date                       George H. Inman


February 11, 1998          /s/ John W. Lee              .
-----------------          ------------------------------
Date                       John W. Lee


February 13, 1998          /s/ A. Montague Miller       .
-----------------          ------------------------------
Date                       A. Montague Miller


February 11, 1998          /s/ Julian W. Osbon          .
-----------------          ------------------------------
Date                       Julian W. Osbon


                           RDB Family Limited Partnership

February 13, 1998          By: /s/ Raymond D. Brown     .
-----------------          ------------------------------
Date                       Raymond D. Brown,
                           As Its General Partner

                              Page 15 of  15 Pages